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                          VALUE LINE AGGRESSIVE INCOME TRUST

                  SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                      EXHIBIT 16

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

Year(s) Ended 01/31/98:            1 year         5 years        10 years
                                   ------         -------        --------
Initial Investment:                 1,000           1,000           1,000
Balance at End of Period:           1,150           1,863           2,856
Change:                               150             863           1,856

Percentage Change:                  14.97%          86.32%         185.64%

Average Annual Total Return:        14.97%          13.25%          11.07%

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